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                                                                     Exhibit 5.3


Bell Atlantic                           Phillip M. Huston, Jr.
1095 Avenue of the Americas             Counsel and Corporate Secretary (acting)
Room 3876
New York, New York 10036

212-395-6103
Fax 212 302-8320



                                                              February  17, 2000



Bell Atlantic Corporation
1095 Avenue of the Americas
New York, New York 10036

                  Re:      Bell Atlantic Corporation
                           Registration Statement on Form S-4

Ladies and Gentlemen:

         With respect to the filing by Bell Atlantic Corporation (the "Corporation") under the Securities Act of 1933, as amended ( the "Securities Act"), of a Registration Statement on Form S-4 relating to the registration of the Corporation's joint and several obligation (the "Put Option") with Nuevo Grupo Iusacell, S.A. de C.V. ("Iusacell") to repurchase under certain circumstances all or a portion of Iusacell's 14 1/4% Senior Notes due 2006, which are being registered by Iusacell on a registration statement on Form F-4 under the Securities Act concurrently with the Put Option, I am of the opinion that:

         1. The Corporation has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware.

         2. The Put Option has been duly authorized by the Corporation and constitutes a valid and legally binding obligation of the Corporation .

         I hereby consent to the filing of this Opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to being named under the heading "Legal Matters" therein.



                                      Very truly yours,


                                      /s/ Phillip M. Huston, Jr.

                                      Phillip M. Huston, Jr.
                                      Counsel and Corporate Secretary (Acting)